UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2012

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 384-2425

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On December 3, 2012, Gaming Partners International Corporation (the “Company”) issued a press release announcing a special cash dividend of $0.1825 per share, payable on December 18, 2012, to the stockholders of record at the close of business on December 10, 2012.

The Company also announced an increase in the number of shares authorized for repurchase under the Company’s existing stock repurchase program (the “Program”). The number of shares authorized for repurchase under the Program was increased to 400,000, or approximately 4.9 percent of the Company’s outstanding common stock. The remaining terms of the Program as previously adopted by the Board remain in full force and effect.

On December 3, 2012, the Company entered into a trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. This plan has been established in accordance with, and as a part of, the Program. Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker. The plan will cover the repurchase of shares commencing no earlier than December 15, 2012 and expiring December 14, 2013, unless terminated earlier in accordance with its terms. Repurchases will be made in accordance with SEC Rule 10b-18, which contains certain price, market volume and timing constraints.

The press release announcing the increase in authorized shares under the Program and the special dividend is furnished as Exhibit 99.1. The information in this Form 8-K shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1                      Press release dated December 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaming Partners International Corporation

Date: December 3, 2012
	By:	/s/ Gerald W. Koslow
Gerald W. Koslow Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release dated December 3, 2012.